Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Longwei Petroleum Investment Holding Limited

We hereby consent to the incorporation by reference of our report dated October 12, 2009, with respect to the financial statements of Longwei Petroleum Investment Holding Limited appearing in the Annual Report on Form 10-K of Longwei Petroleum Investment Holding Limited for the years ended June 30, 2009 and 2008, in the Registration Statement of Longwei Petroleum Investment Holding Limited on Form S-1/Amendment #2 to be filed on or about March 5, 2010.  We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Child, Van Wagoner & Bradshaw, PLLC
CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
March 5, 2010